004 Putnam Income Fund
4/30/14 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  19,485
Class B	  711
Class C	  2,794
Class M   2,950

72DD2 (000s omitted)

Class R   216
Class R5  59
Class R6  426
Class Y	  4,005


73A1

Class A   0.180
Class B	  0.153
Class C	  0.154
Class M   0.172

73A2

Class R   0.173
Class R5  0.192
Class R6  0.192
Class Y	  0.187

74U1 (000s omitted)

Class A	  116,249
Class B	  4,508
Class C	  18,321
Class M   16,966

74U2 (000s omitted)

Class R   1,462
Class R5  467
Class R6  3,119
Class Y	  27,495

74V1

Class A	  7.33
Class B	  7.26
Class C	  7.27
Class M   7.17

74V2

Class R   7.28
Class R5  7.41
Class R6  7.42
Class Y	  7.42



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.